Exhibit 19.1

        ALIGN TECHNOLOGY, INC.
INSIDER TRADING POLICY
(Amended and Restated as of December 10, 2025)
The Board of Directors (the “Board”) of Align Technology, Inc. (“we,” “our,” the “Company” or “Align”) has adopted this Insider Trading Policy (the “Policy”) in order to take an active role in the prevention of insider trading violations by our Board members, officers, employees, consultants, contractors and other agents.
A.Why do we have this Policy?

We regularly provide our Board members, officers, employees, consultants, contractors and other agents with confidential information regarding many aspects of our business. Under federal and state securities laws, it is illegal to trade in the securities of a company while in possession of material nonpublic information about that company or to “tip” (disclosing material nonpublic information to) others who then trade on the basis of that information. Thus, because these individuals may have knowledge of specific confidential information that could constitute material nonpublic information, trading in the securities of Align, including our common stock, any securities that are exercisable for, or convertible or exchangeable into, shares of common stock, and any other type of securities that we may issue from time to time, including (but not limited to) options, preferred stock, debt securities, convertible debt and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company Securities (collectively referred to in this Policy as “Company Securities”), by these individuals could constitute “insider trading” and violate the law, as could tipping or disclosing material nonpublic information to others. The consequences of insider trading or tipping of material nonpublic information can be severe. In fact, the person violating the laws, as well as Align and our individual Board members, officers and other supervisory personnel, may be subject to criminal and civil lawsuits and financial penalties in connection with a violation of the insider trading laws.
We have adopted this Policy to comply with the laws governing (i) trading in Company Securities while in possession of material nonpublic information concerning Align and (ii) tipping or disclosing material nonpublic information to others, and to prevent the appearance of improper trading or tipping. We reserve the right to prohibit any transaction to enforce compliance with this Policy.
B.What is Align’s policy on Insider Trading?
1.You are prohibited from trading while aware of material nonpublic information
Whether or not the trading window (as described below) is open and except as discussed in the section below entitled “Are there any exceptions to this Policy?”, you may not, directly or indirectly through family members or other persons or entities, engage in any transaction involving Company Securities while aware of material nonpublic information about Align. It is not an excuse that you did not “use” the information in deciding whether to engage in the transaction.

Similarly, you may not engage in transactions involving the securities of any other company if you learn of material nonpublic information of, regarding or relating to another company while performing your duties for Align. For example, you may be involved in a proposed transaction or project involving a prospective business relationship or transaction with another company. If information about that transaction or project or any company involved in that transaction or project constitutes material nonpublic information, you are prohibited from directly or indirectly engaging in transactions involving the securities of any such company, including Align, any company directly involved in such transaction or project, and any other company that may be impacted by the transaction or project. It is important to note that “materiality” is different for different companies. Information that is immaterial to Align may be material to another company.
2.Do not disclose material nonpublic information
You may not disclose material nonpublic information concerning Align or any other company to other persons within Align whose jobs do not require them to have such information, friends, family members, business associates, investors, or any other person or entity not authorized to receive such information. Nonpublic information about Align is subject to the Employee Proprietary Information and Invention Agreement, Consulting Agreement and/or any other contractual or fiduciary confidentiality obligations you may have to Align. Any nonpublic information you acquire in the course of your service with or to Align may only be used for Align’s legitimate business purposes. In addition, you are required to handle the nonpublic information of others in accordance with the terms of any relevant nondisclosure agreements and limit your use of the nonpublic information to the purpose for which it was disclosed.
Even if you are not directly disclosing material nonpublic information, you may not make recommendations or express opinions about securities of any company, Align or otherwise, based on material nonpublic information concerning Align or that company. In particular, you may not participate, in any manner other than passive observation, in any Internet “chat” room or message board that is related to trading in Company Securities. You are prohibited from engaging in these actions whether or not you derive any profit or personal benefit from doing so.
3.Do not respond to outside inquiries for information
In the event you receive an inquiry for information from someone outside of Align, such as a stock analyst, survey group, industry marketing association or others, you should refer the inquiry to our Chief Legal and Regulatory Officer or their delegate(s) (each, the “Compliance Officer”) or to our investor relations team. Responding to a request yourself is a violation of this Policy and, in some circumstances, may be a violation of the law.
4.Take personal responsibility
It is your responsibility to comply with this Policy and applicable laws. Ultimately, this Policy is intended to reduce risk of violating the law, but you should understand that compliance with this Policy is not an assurance that you will not be found to have violated it or applicable insider trading laws, particularly when your actions or those of others with whom you communicate will be viewed after-the-fact with the benefit of hindsight. As we request you do in all aspects of your work with Align, please consider how your actions may be viewed by others, including legal authorities, by always using your best judgment and consult with the Compliance Officer if you have questions.

C.Who does this Policy apply to?

This Policy applies to all (i) members of the Board, (ii) officers and employees of Align and its subsidiaries, (iii) consultants, contractors and other agents of Align and you (“you”) upon the commencement of their or your relationship with Align. We may also determine that other persons should be subject to this Policy, such as persons who have access to material nonpublic information.
References in this Policy to “you” also include (i) persons with whom you share a household (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws (each, a “Family Member”)), and (ii) any other individuals or entities whose transactions in Company Securities you influence, direct or control (each, a “Controlled Entity”). You are responsible for the transactions of these and other persons and therefore should make sure that these individuals and entities understand and comply with this Policy and of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by, or related to you or your Family Members.
You are expected to comply with this Policy as long as you possess any material nonpublic information regarding Align or another company. This means that, even after you cease to be affiliated with Align, you must continue to abide by the applicable trading restrictions until you no longer have material nonpublic information. In addition, if you are subject to a blackout period under this Policy at the time you cease to be affiliated with Align, you are expected to abide by the applicable trading restrictions until at least the end of the relevant blackout period.
D.What types of transactions are covered by this Policy?
This Policy applies to all transactions involving Company Securities. This Policy also applies to any arrangements that affect economic exposure to changes in the prices of Company Securities. These arrangements may include, among other things, hedging transactions, short sales and certain decisions with respect to participation in benefit plans. This Policy also applies to any offers with respect to such transactions. Although there are limited exceptions to this Policy (described in “Are there any exceptions to this Policy?” below), please note that there are no exceptions from insider trading laws or this Policy based on the size of the transaction (e.g., this policy applies whether a transaction involves one share or 10,000 shares of Align’s common stock).
E.Transactions that are Strictly Prohibited or Require Special Consideration
1.You may NOT:
a.Short sales – Engage in short sales (i.e., the sale of a security that must be borrowed to make delivery) or “sell short against the box” (i.e., sell with a delayed delivery) if such sales involve Company Securities. Short sales may signal to the market possible bad news about Align or a general lack of confidence in Align’s prospects, and an expectation that the value of Company Securities will decline.

b.Engage in derivative securities or hedging transactions – Trade in publicly-traded options, such as puts and calls, and other derivative securities with respect to Company Securities. This includes any hedging or similar transaction designed to decrease the risks associated with holding Company Securities. Stock options, restricted stock units (“RSUs”) and other securities issued pursuant to Align equity plans or other compensatory arrangements are not subject to this prohibition.
c.Use Company Securities as collateral for loans – Pledge Company Securities as collateral for loans. If you default on the loan, the lender may sell the pledged securities as collateral in a foreclosure sale. The sale, even though not initiated at your request, is still considered a sale for your benefit and, if made at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company Securities, may result in inadvertent insider trading violations.
d.Hold Company Securities in margin accounts - Hold Company Securities in margin accounts because your broker may sell securities held in the margin account during a blackout period.
2.Open orders – Align discourages open orders, such as limit orders or stop orders, with brokers (except limit orders and stop orders under approved 10b5-1 trading plans, as described below), particularly where the order is likely to remain outstanding for an extended period of time. Open orders may result in the execution of a trade during a blackout period, which may result in inadvertent insider trading. If you determine that a limit order or stop order must be used, the order should be limited to a short duration.
F.What does “Material Nonpublic Information” mean?
Information is “material” if a reasonable investor would consider it important when deciding to buy, sell or hold Company Securities. Both positive and negative information may be material. Information is “nonpublic” until it has been widely disseminated to the public (through, for example, a press conference or release) and the public has had a chance to absorb and evaluate it.
Examples of information that may be regarded as “material” include the following, although the list is not exclusive:

•Financial results, earnings pre-announcements, guidance, projections or forecasts or any changes to, or suspensions of, the foregoing;
•Significant developments involving business relationships, including execution, modification or termination of significant agreements or the gain or loss of a significant customer or supplier;
•Product certifications or approvals, introductions, modifications, defects or recalls or other product announcements of a significant nature;
•Significant pricing or cost structure changes;
•Significant marketing changes;
•Significant developments in research and development or relating to intellectual property;
•Significant litigation or regulatory developments;

•Major events involving Company Securities, including adoption of stock repurchase programs, stock splits, changes in dividend policies, and public or private securities offerings;
•The establishment of, or any significant developments or changes regarding, a repurchase program for Company Securities (such as planned repurchases, increases or decreases in the program’s authorization, suspensions and similar changes);
•Significant corporate events, such as a pending or proposed merger, joint venture or tender offer, a significant investment, the acquisition or disposition of a significant business or assets or a change in control of the Company;
•Major personnel changes, such as changes in senior management, the Board, lay-offs or internal restructuring;
•Significant related party transactions;
•Restatements of financial results, or material impairments, write-offs or write-downs of assets or material changes in accounting methods;
•Bank borrowings or other financing transactions not in the ordinary course of business;
•Impending bankruptcy or the existence of severe liquidity problems;
•The imposition of a restriction on trading in Company Securities or the extension or termination of such restriction;
•Significant actual or potential cybersecurity incidents (e.g., a data breach or any other significant disruption in the Company’s operations, or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure); and
•Changes in independent auditors.

Evaluating information to determine whether it is “nonpublic” requires two steps. First, the information must be widely disseminated to the public. Second, after being disseminated, the public must have a chance to absorb and evaluate it. As a general rule, information is generally considered widely disseminated if it has been disclosed through newswire services, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news website, or public disclosure documents filed with the Securities and Exchange Commission (“SEC”) on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors. Unless you have seen material information publicly disseminated, you should assume the information is nonpublic.

Once information is widely disseminated, the investing public still requires sufficient time to absorb the information. As a general rule, information is considered fully absorbed by the marketplace after one full trading day has elapsed after the information is widely disseminated. Depending on the particular circumstances, Align may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

When in doubt, assume information is material and nonpublic. If you are uncertain whether information is “material” or “nonpublic,” please consult with the Compliance Officer.

G.When may I trade in Company Securities?
Even when not in possession of any material nonpublic information, you may only trade in Company Securities if all the following conditions have been met:
1.Open trading window: You may only trade in Company Securities during an open trading window. See “When is our Blackout Period?” below.
2.Pre-clearance: If you are a Board member, a member of the executive management team, or have been designated by the Compliance Officer as an individual or a member of a department or group likely to have access to material information of Align (e.g., Finance, Legal, FP&A) you and your Family Members and Controlled Entities (all of the foregoing are referred to as “Restricted Persons”), must receive pre-clearance from the Compliance Officer of your proposed trade in accordance with processes and procedures periodically established or revised by the Compliance Officer. A request for pre-clearance should be submitted to the Compliance Officer at least two business days before the proposed transaction. The Compliance Officer must obtain pre-clearance to trade from the CEO or CFO. The Compliance Officer is under no obligation to approve a trade submitted for pre-clearance and may determine not to permit the trade.

    If a Restricted Person seeks pre-clearance and the request is denied, then they should refrain from engaging in any transaction in Company Securities, and should not inform any other person of the restriction. Moreover, pre-clearance does not, in any circumstance, relieve anyone of their legal obligation to refrain from trading while in possession of material nonpublic information. In other words, even if pre-clearance is received, if the requesting person becomes aware of material nonpublic information or becomes subject to a blackout period (as discussed below), the transaction may not be completed. Pre-clearance of a transaction is valid only for the 5-business day period immediately following receipt by the Restricted Person of such pre-clearance.
3. 10b5-1 Trading Plans: The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions made pursuant to trading plans that meet certain requirements, commonly referred to as “10b5-1 trading plans.” These 10b5-1 trading plans must meet the requirements set forth in Align’s “Requirements for Trading Plans” and must otherwise meet the requirements set forth in Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Rule 10b5-1”). Any adoption of a new 10b5-1 trading plan, or termination of or amendment to any existing 10b5-1 trading plan, by a Restricted Person is subject to the pre-clearance procedures described above and must be filed with the Compliance Officer. In general, a 10b5-1 trading plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the 10b5-1 trading plan is adopted, the person must not exercise any influence over the number of securities to be traded, the price at which they are to be traded or the date(s) of any trade(s).

Trades in Company Securities made pursuant to an approved 10b5-1 trading plan that complies with Rule 10b5-1 are not thereafter subject to the restrictions in this Policy, even if you later are or become aware of material nonpublic information at the time of the trade or a blackout period is in effect.

4.Post-Transaction Notice: Restricted Persons who have reporting obligations under Section 16 of the Exchange Act shall also notify the Compliance Officer (or their designees) of the occurrence of any purchase, sale or other acquisition or disposition of Company Securities (including any gifts or donations) as soon as possible following the transaction, but in any event within one business day after any transaction. Such notification should be in writing (including by e-mail) and should include the identity of the Restricted Persons, the type of transaction, the date of the transaction, the number of shares involved and the purchase or sale price, if applicable. For both the “Pre-Clearance” section above and this “Post-Transaction Notice” section, a purchase, sale or other acquisition or disposition shall be deemed to occur at the time the person or entity becomes irrevocably committed to it (for example, in the case of an open market purchase or sale, this occurs when the trade is executed, not when it settles).

H.When is our Blackout Period?
To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, Align has instituted quarterly trading blackout periods and may institute special blackout periods from time to time (each as described below). Please note that quarterly blackout periods and special blackout periods are compliance requirements of Align and do not create or constitute a legal right to trade when they are not in effect. Whether or not a quarterly blackout period or special blackout period is in effect, you must comply with this Policy and may not engage in any transaction involving Company Securities when in the possession of material nonpublic information.
1.Quarterly blackout periods
Except as discussed in the section titled “Are there any exceptions to this Policy?”, you may not engage in transactions involving Company Securities during quarterly blackout periods. Again, transactions covered by this Policy include purchases, sales, transfers, distributions, and any other dispositions of Company Securities regardless of how you come to possess Company Securities, e.g., Align’s 2005 Stock Incentive Plan or 2010 Employee Stock Purchase Plan.
Quarterly blackout periods begin at the close of business on the last day of February, May, August, and November and end after one full trading day has elapsed following the public disclosure of Align’s financial results for the prior quarter (“quarterly blackout periods”). Quarterly blackout periods are a particularly sensitive time for transactions involving Company Securities from the perspective of compliance with applicable securities laws due to the fact that, during these periods, individuals may often possess or have access to material nonpublic information relevant to Align’s expected financial results for the quarter. The term “trading day” means a day on which national stock exchanges and the National Association of Securities Dealers, Inc. Automated Quotation System are open for trading. A “full” trading day has elapsed when, after the public disclosure, trading in the relevant security has opened and then closed.
2.Special blackout periods
From time to time, we may also implement additional blackout periods when, in the judgment of the Compliance Officer, a trading blackout is warranted (“special blackout periods”). We will generally impose special blackout periods when there are material developments known to us that have not yet been disclosed to the public. For example, we may impose a special blackout period in anticipation of announcing interim earnings guidance or a significant transaction or business development. However, special blackout periods may be declared for any reason.
The Compliance Officer will notify you if you are subject to a special blackout period. If you receive a notice that you are subject to a special blackout period, you may not disclose to others the fact that you are subject to the special blackout period and except as discussed in the section titled “Are there any exceptions to this Policy?”, you may not engage in transactions involving Company Securities during special blackout periods until approved by the Compliance Officer.
I.Are there any exceptions to this Policy?
There are limited exceptions to this Policy, which are described below. Please note that there may be instances where you suffer financial harm or other hardship or are otherwise required to forgo a planned transaction because of the restrictions imposed by this Policy. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure, house purchase, tuition, etc.), and small transactions are not exempt from this Policy (e.g., this Policy applies whether a transaction involves one share or 10,000 shares of Company Securities). Federal securities laws do not recognize any mitigating circumstances including personal financial emergency or other personal circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve Align’s reputation for adhering to the highest standards of conduct.
1.Receipt, vesting and exercise of stock options and RSUs
The trading restrictions under this Policy do not apply to the acceptance or purchase of Company Securities through stock options, RSUs or the like issued or offered by Align. The trading restrictions under this Policy also do not apply to the vesting, cancellation or forfeiture of stock options, RSUs or the like under our equity plans.
The trading restrictions under this Policy do not apply to the exercise of stock options for cash under our equity plans or to our withholding of Company Securities to cover tax obligations in connection with an option exercise or an RSU vesting event.
However, the trading restrictions under this Policy do apply to (i) the sale of any Company Securities issued upon the vesting of an RSU or exercise of a stock option, (ii) a cashless exercise of a stock option through a broker, since this involves selling a portion of the underlying shares to cover the costs of exercise, and (iii) any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or related taxes.
2.Purchases pursuant to the Align Employee Stock Purchase Plan
The trading restrictions in this Policy do not apply to elections with respect to participation in Align’s 2010 Employee Stock Purchase Plan or to purchases of Company Securities under such plan. However, the trading restrictions do apply to subsequent sales of Company Securities that were purchased pursuant to Align’s 2010 Employee Stock Purchase Plan.

3.Stock splits, stock dividends and similar transactions
The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all Company Securities of a class, or similar transactions.
4.Bona fide gifts, inheritance or change in form of ownership
The trading restrictions under this Policy do not apply to bona fide gifts of Company Securities made (1) during an open trading window when the person making the gift is not in possession of any material nonpublic information or (2) pursuant to a 10b5-1 trading plan adopted in accordance with this Policy. Restricted Persons must pre-clear any such gift transaction and report any such gift transaction, in each case, in the manner described in “When may I trade in Company Securities” above. The trading restrictions under this Policy do not apply to transfers by will or the laws of descent and distribution or transfers for tax planning purposes in which your beneficial ownership and pecuniary interest in the transferred Company Securities does not change. Some transactions that involve merely a change in the form in which you own securities may be permitted.
5.Other exceptions
Any other exception from this Policy must be approved by the Compliance Officer in consultation with the Nominating and Governance Committee of the Board.
Please be aware that even if a transaction falls within one of the exceptions described above, you will need to separately assess whether the transaction complies with applicable law. If you have any questions, please consult with the Compliance Officer.
J.What are the consequences of Insider Trading and How May This Policy Be Enforced?
Penalties for violating insider trading laws can include disgorging profit made or loss avoided by trading, paying the loss suffered by the persons who purchased Company Securities from, or sold Company Securities to, the insider tippee, paying civil and/or criminal penalties, and/or serving a jail term. Align and/or supervisors of the person violating the rules may also be required to pay civil or criminal penalties and could be subject to private lawsuits.
A violation of this Policy is not necessarily a violation of law. In fact, for reasons explained in this Policy, it is not necessary for us to wait for the filing or conclusion of any civil or criminal action against an alleged violator before taking disciplinary action as your employer. In addition, please remember that we may prohibit a transaction from being completed to enforce compliance with this Policy.
If you fail to conduct yourself consistently with the requirements of this Policy, you may be subject to disciplinary action, up to and including termination of your relationship with Align, as well as civil and criminal penalties.

K.What should I do if I suspect that this Policy has been violated?
Please promptly report violations or suspected violations of this Policy to the Compliance Officer. You may also report via our confidential reporting hotline at www.ethicspoint.com.
L.Priority of Statutory or Regulatory Trading Restrictions
The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, or contractual restrictions on the sale of securities.
M.Amendments

Align is committed to continuously reviewing and updating its policies and therefore reserves the right to amend this Policy at any time, for any reason, subject to applicable law.